EXHIBIT 10.17

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into on this 10th day of September, 2007 (the “Effective Date”), by and between North State Bank (the “Bank”) and David M. Shipp (“Executive”).

WHEREAS, as of the Effective Date, Executive is employed by the Bank as an Executive Vice President and Chief Credit Officer, and as of the date of execution of this Agreement is employed in such capacity;

WHEREAS, the Bank desires to retain the services of Executive; and

WHEREAS, the parties to this Agreement desire to establish mutually satisfactory arrangements in the event there is a termination of services of Executive under circumstances provided for hereinafter.

NOW, THEREFORE, for and in consideration of the premises and the following covenants, the parties do hereby mutually agree:

1.	Definitions. Capitalized terms used in this Agreement shall have the following definitions:

(a)	“Base Salary” means the annualized salary paid to Executive by the Bank during the last full month immediately preceding the Termination Date.

(b)	“Bonuses” shall mean any and all incentive bonuses or discretionary bonuses granted to Executive within the most current 12-month period during the term of this Agreement.

(c)	“Cause” means (i) the breach of or negligent inattention to Executive’s duties as a Executive Vice President and Chief Credit Officer of the Bank; (ii) malfeasance of office or disloyalty to the Bank; (iii) plea of guilty or no contest to either a felony or an unlawful act involving fraud or moral turpitude; or (iv) removal of Executive by federal or state regulators following a takeover of the Bank by such regulators.

(d)

“Change in Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) who or which are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 40% of the combined voting power in the election of directors of the then outstanding securities of the Bank or North State Bancorp (“Bancorp”) or any successor of the Bank or Bancorp, unless the acquisition of securities resulting in such ownership by such person or group had been approved by the Board of Directors of Bancorp (the “Board”); (B) the termination of service of directors, for any reason other than death, disability or retirement from the Board, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least a majority of the directors still in office who were directors at the beginning of the period; (C) approval by the shareholders of Bancorp or the Bank, respectively, of any sale or disposition of substantially all of the assets or earning power of the Bank or Bancorp; or (D) approval by the shareholders of Bancorp or the Bank of any merger, consolidation, or statutory share exchange to which Bancorp or the Bank, respectively, is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. Each determination concerning whether an event constitutes a Change in Control shall be made in a consistent manner as to the particular event with respect to all participants at the time of the event.

(e)	“Retirement” shall mean the date that Executive reaches the age of 65 or the date Executive retires in accordance with the Bank’s normal retirement provisions of any retirement plans established for Executive.

(f)	“Termination Date” shall mean the date on which Executive’s employment with the Bank is terminated.

(g)	“Total Compensation” shall mean Base Salary plus any Bonuses.

(h)	“Total and Permanent Disability” shall have occurred if Executive (i) has established to the satisfaction of the Compensation Committee of Bancorp (the “Compensation Committee”) that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than six months; and (ii) has satisfied any requirement imposed by the Compensation Committee in regard to evidence of such disability.

2.       Executive Duties.   In consideration of the Bank’s obligations under this Agreement, Executive agrees to carry out his duties to the best of his abilities, as may be assigned to him from time to time by the Bank. Executive further agrees to devote his full working time and energies to the business of the Bank, provided such duties shall be consistent with his position as a Executive Vice President and Chief Credit Officer of the Bank.

3.       Term of Agreement.   The term of this Agreement shall commence on September 10, 2007 (the “Commencement Date”), and shall remain in full force for a period of three (3) years thereafter. Such term shall be automatically renewed for an additional year on each anniversary of the Commencement Date and shall continuously renew thereafter, unless the Bank provides Executive with 30 days’ advance written notice of non-renewal. The parties hereto specifically agree and acknowledge that nothing in this Agreement shall mean that Executive is employed for any specific term and further that Executive is an employee at-will. If Executive’s employment with the Bank is terminated by the Bank or if Executive resigns voluntarily, the Bank shall pay Executive any accrued Base Salary through the Termination Date. Except for any accrued, unpaid Base Salary and except as otherwise provided in Sections 4 and 7 hereof, the Bank has no obligation to make any payment to Executive in connection with the termination of employment with the Bank.

4.       Termination due to Death, Disability or Retirement.   If the Executive’s employment with Bank is terminated due to Executive’s death, Total and Permanent Disability or Retirement, Executive (or Executive’s heirs or beneficiaries in the event of Executive’s death), shall be entitled to receive:

(a)	payment of any accrued, unpaid Base Salary through the Termination Date; and

(b)	payment of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of the Bank’s employee retirement, benefit and welfare plans; and, in the case of death or Total and Permanent Disability, a right to immediately vest in 100% of all options to purchase Common Stock of Bancorp that have been granted to Executive, to be exercised in accordance with the terms of any grant documents.

5.       Termination for Cause.   If Executive’s employment is terminated by the Bank for Cause, Executive shall receive only the payment of any accrued, unpaid Base Salary through the Termination Date.

6.       Termination in Connection with a Change in Control.   If Executive’s employment is terminated at any time within three years after a Change in Control under those circumstances stated in subparagraph (a) or (b) below of this Section 6, and only in such circumstances, provided that Executive executes and does not revoke a general release of claims in the Bank’s favor in a form acceptable to the Bank, Executive shall be entitled to receive those payments and benefits from the Bank as set forth in Section 7 herein. The circumstances to which this Section 6 applies are:

(a)	Termination by the Bank, unless Executive’s termination is due to (i) Cause; (ii) Executive’s death or Total and Permanent Disability; (iii) Executive’s Retirement; or (iv) Executive’s attainment of normal Retirement as provided under any Bank retirement plan in effect immediately preceding such date or the attainment; or

(b)	Executive’s voluntary termination following the occurrence of any of the following events:

(i)	the reduction of Executive’s then-current Base Salary (including any deferred portions thereof) or level of benefits or supplemental compensation; or

(ii)	the transfer of Executive to a location that is more than fifty (50) miles from Executive’s current office location; or a material increase in the amount of out of town business travel normally required of Executive in connection with his employment.

7.       Change in Control Benefits.   If Executive’s employment is terminated pursuant to Section 6 hereof, and subject to Executive executing a release of claims in the Bank’s favor in a form acceptable to the Bank, the Bank agrees to provide or to cause to be provided to Executive the following rights and benefits (collectively, the “Change in Control Benefits”):

(a)	Severance Payment. Executive shall be entitled to receive payment from the Bank in cash in an amount equal to three (3) years of Total Compensation, payable monthly, over such three-year period. In the event of Executive’s death before the Bank can complete all required payments under this Section 7(a), any remaining payments due Executive shall be distributed to such beneficiary as Executive may from time to time designate in writing to the Bank, and if no such beneficiary is named, such sums shall be paid to Executive’s estate;

(b)

Vesting Schedules for Other Compensation.   Unless prohibited by law, if Executive is entitled to receive any sums or awards pursuant to compensation plans in effect during Executive’s employment with the Bank, any and all vesting or maturity schedules or other rights conditioned upon the passage of time set forth in such compensation plans shall (i) if such plans have a vesting schedule of less than three years, then the vesting schedule shall immediately lapse and Executive shall be fully vested in such plan; or (ii) if such plan has a vesting schedule of more than three years, then the vesting schedule of such plan shall immediately be deemed to have a vesting schedule of three years. If any such immediate lapse or three-year vesting schedule set out in this Paragraph 7(b) causes any Bank compensation plan that is then a “qualified” plan under the Internal Revenue Code to become non-qualified or causes any other materially adverse consequences to the Bank or its other employees, then such immediate lapse or three-year vesting schedule shall not occur. In such event, the Bank shall make such payments or otherwise provide comparable benefits or payments as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Executive substantially equal to those to which he would have been entitled if such immediate lapse or three-year vesting had occurred;

(c)	Insurance Benefits. If Executive timely elects to continue his health insurance benefits under COBRA after the termination of his employment, for a period of up to eighteen (18) months or such greater period as Executive is eligible for continuation coverage under COBRA, the Bank will continue to pay an amount equal to the employer portion of Executive’s insurance premiums such that Executive’s coverage under such life insurance, medical insurance, and accident and disability insurance plans will continue at the level in effect on the Termination Date, subject to Executive making payments thereunder required of any employees of the Bank in comparable positions to Executive; thereafter, the Bank will pay to Executive a monthly amount equal to the employer’s portion of Executive’s insurance premiums, as provided under the first clause of this Section 7(c), through the third anniversary of the termination of Executive’s employment; provided, however, that if Executive commences employment with a new employer at any time during that three-year period and receives comparable benefit coverage to that being provided by the Bank, then Executive’s participation in the benefit plans provided by the Bank shall cease immediately upon the date Executive begins participation in his new employer’s plan(s) and the Bank shall be released from any further obligation under this Paragraph 7(c).

However, payment of the Change of Control Benefits shall be subject to the following restrictions and reductions:

(a)	If the Change of Control Benefits otherwise payable to Executive hereunder would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such Payment shall be reduced to the extent necessary to prevent imposition of such excise tax.

(b)	If the Change of Control Benefits provided to the Executive under this Agreement in connection with his termination of employment are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the Executive is a “specified employee” as defined in Section 409A(2)(B)(i) of the Code, such Change of Control Benefits shall not be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

8.       Nonexclusion.   The foregoing Change in Control Benefits are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which may become available to Executive, nor to preclude Executive’s participation in any other compensation or benefit plans that the Bank has in effect during Executive’s employment with the Bank.

9.       Tax Liability.   The Bank has and shall have no responsibility or obligation for any income tax or other tax costs or liabilities incurred by Executive as a result of or in connection with any, payments or payment obligations by the Bank to Executive under this Agreement, and all such payments and payment obligations shall be computed without regard to any tax effects to Executive.

10.       No Duty to Mitigate.   Except as otherwise provided in Section 7(c), the Bank’s promise to pay or cause to be paid to Executive pursuant to the provisions of Section 7 are absolute and unconditional, and shall not be affected by any duty by Executive to mitigate damages or by any other circumstances, including, without limitation, any rights of set-off, counterclaim, recoupment, defense, or other rights which the Bank may have against Executive or others.

11.       Additional Actions and Documents.   Bank and Executive acknowledge and agree that there may be significant legal issues or restrictions arising under banking, securities, corporate or other laws that may affect the Bank’s and Executive’s ability to comply with the terms of this Agreement (particularly with respect to stock option and restricted stock award plans), but that have not been determined as of the Effective Date. Accordingly, Bank and Executive agree to take or cause to be taken such further actions to execute, deliver, and file or cause to be executed, delivered and file such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

12.       Miscellaneous.   This Agreement constitutes the entire Agreement between the parties and supersedes all memoranda, discussions, correspondence and agreements prior to the date of execution of this Agreement. This Agreement shall be binding on the heirs, executors, administrators, successors and assigns of the parties. This Agreement is to be governed by the laws of the state of North Carolina. The state or federal courts sitting in Wake County, North Carolina will have the exclusive power to adjudicate any disputes arising out of this Agreement. If any part of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity of this Agreement as a whole or other remaining parts thereof. This Agreement may not be modified or amended orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the Effective Date.

NORTH STATE BANK:

BY:	/s/ Larry D. Barbour
Larry D. Barbour
President and Chief Executive Officer

EXECUTIVE:

/s/ David M. Shipp
David M. Shipp